Exhibit 99.1

Trovagene Enters Into Preferred Provider Agreement with Stratose PPO Network

SAN DIEGO, April 11, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an Agreement with Stratose, Inc., establishing in-network health plan access to Trovagene's suite of Precision Cancer Monitoring® (PCM) tests and services. Stratose maintains one of the largest directly managed PPO networks in the U.S., administering health benefits for more than 8.6 million covered lives.

"We are pleased that Stratose has included us as a preferred provider in their healthcare delivery network," said Matt Posard, chief commercial officer of Trovagene. "We continue to execute on our strategy to commercialize our novel liquid biopsy platform and to improve the care of cancer patients with our non-invasive tests for the detection and monitoring of medically relevant oncogene mutations."

About Stratose

Since 1995, Stratose has elevated expectations in healthcare cost containment. Through a unique combination of people, proprietary technology and analytics, Stratose has delivered remarkable results in claims optimization, saving clients over $10 billion since inception. We serve payors of all kinds, including insurance carriers, third-party administrators (TPAs), health maintenance organizations, stop-loss carriers, Labor/Taft-Hartley funds and health plans. Stratose currently serves the medical, dental and workers' compensation payor markets.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by physicians or other service providers, prove to be commercially successful or improve outcomes for cancer patients. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com

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